Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMERCIAL METALS COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-0725338 (I.R.S. Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas (Address of Principal Executive Offices)	75039 (Zip Code)

Commercial Metals Company 2006 Long-Term Equity Incentive Plan
(Full title of the plan)

David M. Sudbury, Esq.
Senior Vice President, Secretary and General Counsel
6565 N. MacArthur Blvd.
Irving, Texas 75039
(Name and address of agent for service)
(214) 689-4300
(Telephone number, including area code, of agent for service)
with copies of communications to:
William R. Hays, III, Esq.
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
(214) 651-5561

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration fee
to be registered	registered (1)	per share (2)	price (2)	(2)
Common Stock, par value $0.01 per share	5,000,000	$29.89	$149,450,000.00	$4,588.12

(1)	Plus such indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act of 1933, as amended, and are based upon the average of the high price and low prices of the Common Stock reported on the New York Stock Exchange on March 22, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 2. Registrant Information and Employee Plan Annual Information.
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Commercial Metals Company 2006 Long-Term Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8 such documents will not be filed with the Commission. These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Commercial Metals Company (the “Company”) hereby incorporates by reference the following documents filed with the Commission:
(a)	The Company’s Annual Report on Form 10-K for the year ended August 31, 2006, filed on November 8, 2006;

(b)	The Company’s Current Report on Form 8-K, filed on November 8, 2006;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2006, filed on January 9, 2007;

(d)	The description of the Company’s common stock, which is contained in the Company’s registration statement on Form 8-A, filed with the Commission on June 18, 1982, as updated or amended in any amendment or report filed for such purpose; and
     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of Common Stock being sold in this offering will be passed upon for the Company by David M. Sudbury, general counsel of the Company.
     The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting as of August 31, 2006, incorporated in this registration statement by reference from the Company’s Annual Report on Form 10-K for the year ended August 31, 2006 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers.
     The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving, at the request of the Company, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 describes in detail the right of the Company to indemnify any such person. The Certificate of Incorporation of the Company and indemnification agreements between the Company and each of its officers and directors provide generally for indemnification of all such directors, officers and agents to the fullest extent permitted under law. The Company’s Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted under law. The Company’s directors and officers currently are covered by directors’ and officers’ liability insurance.
     For the undertaking with respect to indemnification, see Item 9 herein.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits

*5.1	—	Opinion of David M. Sudbury with respect to validity of issuance of securities.

*23.1	—	Consent of Deloitte & Touche LLP.

*23.2	—	Consent of David M. Sudbury (included in Exhibit 5.1)

*24.1	—	Power of Attorney (included on the signature page of the Registration Statement).

*	Each document marked with an asterisk is filed herewith.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMERCIAL METALS COMPANY
/s/ Murray R. McClean
By: Murray R. McClean
President and Chief Executive Officer

Date: March 29, 2007

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Murray R. McClean and David M. Sudbury, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-8 under the Securities Act, including any amendment or amendments relating thereto (and any additional Registration Statement related hereto permitted by Rule 462(b) promulgated under the Securities Act, including any amendment or amendments relating thereto), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

/s/ Murray R. McClean Murray R. McClean, March 28, 2007	/s/ Robert D. Neary Robert D. Neary, March 9, 2007
President and Chief Executive Officer	Director

/s/ Stanley A. Rabin Stanley A. Rabin, March 28, 2007	/s/ Dorothy G. Owen Dorothy G. Owen, March 9, 2007
Chairman of the Board	Director

/s/ Harold L. Adams Harold L. Adams, March 28, 2007	/s/ J. David Smith J. David Smith, March 28, 2007
Director	Director

/s/ Moses Feldman Moses Feldman, March 28, 2007	/s/ Robert R. Womack Robert R. Womack, March 9, 2007
Director	Director

/s/ Ralph E. Loewenberg Ralph E. Loewenberg, March 28, 2007	/s/ William B. Larson William B. Larson, March 28, 2007
Director	Vice President and Chief Financial Officer

/s/ Anthony A. Massaro Anthony A. Massaro, March 9, 2007	/s/ Leon K. Rusch Leon K. Rusch, March 28, 2007
Director	Controller

EXHIBIT INDEX

*5.1	—	Opinion of David M. Sudbury with respect to validity of issuance of securities.

*23.1	—	Consent of Deloitte & Touche LLP.

*23.2	—	Consent of David M. Sudbury (included in Exhibit 5.1)

*24.1	—	Power of Attorney (included on the signature page of the Registration Statement).